Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT
AND PLAN OF MERGER AND REORGANIZATION

This First Amendment (the “First Amendment”) to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 27, 2008, by and among Clinical Data, Inc., a Delaware corporation (“Parent”), API Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”); and Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby amends the Merger Agreement effective as of this 12th day of January, 2009, as follows:

Whereas, pursuant to Section 5.4 of the Merger Agreement, the parties agreed that at the Effective Time each unexpired Company Warrant which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall automatically and without any action on the part of the holder thereof be converted into a warrant to purchase a number of shares of Parent Common Stock and Contingent Value Rights upon exercise of such Company Warrant;

Whereas, the parties desire to clarify Section 5.4(c) of the Merger Agreement with respect to the issuance of Contingent Value Rights upon the exercise of any such Company Warrant;

Whereas, pursuant to Section 8.1(b) of the Merger Agreement, the Merger Agreement may be terminated prior to the Effective Time by either Parent or the Company if the Merger shall not have been consummated by March 31, 2009 (the “Termination Date”), subject to limited exceptions described therein;

Whereas, the parties desire to amend Section 8.1(b) of the Merger Agreement to extend the Termination Date by thirty (30) days from March 31, 2009 to April 30, 2009;

Whereas, in the introductory paragraph to the form of CVR Agreement attached as Exhibit D to the Merger Agreement, the parties incorrectly stated the maximum amount of Parent Common Stock potentially payable upon receipt of each CVR; and

Whereas, the parties desire to amend Exhibit D to the Merger Agreement to correct the introductory paragraph to the form of the CVR Agreement.

Now, Therefore, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1. All capitalized terms not otherwise defined herein shall have their respective meanings as defined in the Merger Agreement.

2. Section 5.4(c) of the Merger Agreement is hereby deleted in its entirety and is replaced by the following:

“Additionally, at the Effective Time and thereafter, each unexpired Company Warrant which is outstanding and unexercised immediately prior to the Effective Time shall also represent the right to receive upon the timely exercise of such Company Warrant after the Effective Time, a number of Contingent Value Rights equal to the number of Shares that would have been received by the holder of such Company Warrant upon such exercise of such Company Warrant had such exercise occurred immediately prior to the Effective Time. The Contingent Value Rights shall entitle the holder of such Company Warrant to receive that number of shares of Parent Common Stock as are calculated in accordance with the terms of the CVR Agreement.”

3. Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and is replaced by the following:

“by either Parent or the Company if the Merger shall not have been consummated by April 30, 2009; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by April 30, 2009 is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;”

4. The last sentence of the introductory paragraph of the form of CVR Agreement attached as Exhibit D to the Merger Agreement is hereby deleted in its entirety and is replaced by the following:

“This Agreement is entered into in connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of October 27, 2008 by and among Parent, API Acquisition Sub II, LLC (“Merger Sub”), and Avalon Pharmaceuticals, Inc. (the “Company”), which sets forth the allocation of one CVR for each outstanding share of Company Common Stock, such CVR payable in up to 0.01175 shares of Parent Common Stock (each as defined in the Merger Agreement).”

5. The Merger Agreement and all terms therein not so amended by this First Amendment shall remain in full force and effect pursuant to its terms as amended hereby.

6. This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this First Amendment by signing any of such counterparts.

* * * * *

In Witness Whereof, Parent, Merger Sub and Company have executed this First Amendment to Agreement and Plan of Merger and Reorganization as of the date first above mentioned.

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel
Name:     Caesar J. Belbel

Title:	Executive Vice President,
Chief Legal Officer and Secretary

API Acquisition Sub II, LLC

By: API Acquisition Sub, Inc., its sole member

By:	/s/ Caesar J. Belbel
Name:     Caesar J. Belbel

Title:	Executive Vice President,
Chief Legal Officer and Secretary

Avalon Pharmaceuticals, Inc.

By:	/s/ Kenneth C. Carter
Name:     Kenneth C. Carter

Title:	President and Chief Executive Officer

Merger Agreement Amendment Signature Page